Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and effective December 17, 2013.

BETWEEN:	Gregory J. Trudel (the “Executive”), an individual with his main address at: 3327 Alexander Way, Broomfield, CO 80023.

AND:	Encision Inc. (the “Company”), an entity organized and existing under the laws of Colorado, with its head office located at: 6797 Winchester Circle, Boulder, CO 80301.

RECITALS

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.              TERM

Commencing December 23, 2013, (the “Start Date”) the Company employs Executive to serve as President and Chief Executive Officer and to serve in such additional position or positions as the Company may determine in its sole discretion. The term of employment shall be for a period of three (3) years (“Employment Period”) to commence on the Start Date, unless earlier terminated as set forth herein.

This Agreement shall continue in effect until the earliest of:

A.            The effective date of any subsequent employment agreement between the Company and the Executive;

B.            The effective date of any termination of employment as provided elsewhere herein; or

C.            Three years from the Start Date, provided, that this Employment Agreement shall automatically renew for successive periods of one year each unless either party gives written notice to the other that it does not wish to automatically renew this Agreement, which written notice must be received by the other party no less than ninety days prior to the expiration of the applicable term.

2.              DUTIES AND RESPONSIBILITIES

Within the limitations established by the By-laws of the Company, the Executive shall preside at all meetings of the shareholders, shall have general supervision of the affairs of the Company, and such other or different duties on behalf of the Company, as may be assigned from time to time by the Board of Directors. Particular emphasis is placed upon growing sales and earnings, and upon keeping in mind such items as required product developments, quality, and overall risk management.

3.              LOCATION

The initial principal location at which Executive shall perform services for the Company shall initially be 6797 Winchester Circle, Boulder, CO 80301.  The Company may move its offices to another location in the Denver-Boulder metro area without being in violation of this Agreement.

Employment Agreement — Mr. Trudel

4.              ACCEPTANCE OF EMPLOYMENT

Executive accepts employment with the Company upon the terms set forth above and agrees to devote all Executive’s time, energy and ability to the interests of the Company, and to perform Executive’s duties in an efficient, trustworthy and business-like manner.

5.              DEVOTION OF TIME TO EMPLOYMENT

The Executive shall devote the Executive’s best efforts and substantially all of the Executive’s working time to performing the duties on behalf of the Company. The Executive shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered hereunder or violate another provision of this Agreement.

6.              COMPENSATION

6.1.         Base Salary

Executive shall be paid a base salary (“Base Salary”) at the annual rate of $210,000, payable in bi-weekly installments consistent with Company’s payroll practices. In consideration of the services under this Agreement, Executive shall be paid the aggregate of basic compensation, bonus and benefits as hereinafter set forth.

6.2.         Payment

Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices.  However, severance payments are payable as provided below.

6.3.         Bonus

From time to time, the Company may pay to Executive a bonus.

Payment of any bonus compensation shall be at the sole discretion of the Board of Directors or the compensation committee of the Board of Directors and the Executive shall have no entitlement to such amount absent a decision by the Company as aforesaid to make such bonus compensation.

Executive shall also be entitled to a bonus determined as follows:

a.                   An annual bonus pool for each year starting with the fiscal year ending 3/31/15 and continuing through the Employment Period, will be established in an amount that is equal to 10% of the increase in pre-tax GAAP income in each fiscal year compared to the preceding fiscal year. When comparing a fiscal year over a prior fiscal year, losses in any fiscal year will be considered for the bonus computation. For this Article 6.3, for the fiscal year ending 3/31/14, any pre-tax GAAP loss shall not exceed $500,000. In addition, in any fiscal year ending after 3/31/14, and as determined by the Board of Directors or the compensation committee of the Board of Directors, any incremental expense, or reduced expense, that occurs as a result of raising capital for such purpose shall be excluded as an expense, or as income, from the pre-tax GAAP income calculation,

b.                   50% of the bonus pool will be allocated to the CEO,

c.                    50% of the bonus pool will be allocated to executives (presently defined to include 5 executives, excluding the CEO) in ratio to their base pay.

Eligibility for participation in the bonus pool for a year includes a requirement that the person must be employed during the 2-½ months following the end of such fiscal year.  A payment will not be made under the bonus pool if the Executive has been terminated for Cause before the payment is received.  The bonus pool rules and interpretation will favor the Company, as opposed to participants, and will be subject to interpretation and oversight by the Board of Directors.  A bonus will not be paid under this bonus pool in respect to any income resulting from a Corporate Transaction as defined in the Company’s 2007 Stock Option Plan. The term “pre-tax GAAP income” means GAAP net income before taxes and excluding extraordinary items as defined by GAAP. This bonus will be paid by June 15 of the following fiscal year.  There are no third party beneficiaries of this provision, and no executive or non-executive has a claim to a bonus payment due to this provision nor is the consent of any such person required to modify this bonus provision.

Acquisition bonus.  In the event that during the term of the Executive’s employment the Company is acquired within 5 years of the Start Date, at a net cash price of $7.50 per common share or more (net cash price means the net amount received by the selling shareholders either in cash or in stock which is of a class regularly traded on a U.S. exchange or U.S. trading system (including the OTCBB), or a combination thereof), then Executive will receive an acquisition bonus which is computed as the difference between the per share stock price of the Company on the Start Date and the per share price paid in the acquisition, multiplied by 40,000. The per share stock price on the Start Date and the 40,000 multiplier will be appropriately adjusted for stock splits, stock dividends, and the like, and cash dividends paid between the date of this Agreement and the date of closing of the acquisition will be counted towards that $7.50 per share price.  The Company is considered “acquired” if a Corporate Transaction, as defined in the Company’s 2007 Stock Option Plan, occurs. If any of the acquisition price is payable by an earn out or other contingent payment, then the Board shall in good faith determine the present fair market value of that earn out or contingent payment at the time of closing of the acquisition for purposes of determining whether a payment is owing hereunder and the amount of the payment.  If any of the acquisition price is payable in the form of stock which is of a class regularly traded on a U.S. exchange or U.S. trading system, but either it is not readily tradable under the securities laws or by contractual restriction, or if it is stock which is not as a practical matter immediately saleable into a liquid market, then the Board shall in good faith determine the present fair market value of that stock taking into account that limitation on the ability to immediately trade that stock,  at the time of closing of the acquisition for purposes of determining whether a payment is owing hereunder and the amount of the payment The acquisition bonus will be paid within thirty (30) days after closing of the acquisition.

6.4.         Benefits

The Company shall provide Executive with such benefits as are provided to other senior management of the Company. Benefits shall include at a minimum (i) paid vacation of twenty days per year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations, (ii) medical and dental coverage, and life and disability insurance plans under the same terms as offered to other executives of the Company, (iii) retirement and profit sharing programs as offered to other executives of the Company, (iv) paid holidays as per the Company’s policies, and (v) such other benefits and perquisites as are approved by the Board of Directors. The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion.

6.5.         Withholding

All sums payable to Executive under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

7.              OTHER EMPLOYMENT BENEFITS

7.1.         Business Expenses

Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

7.2.         Stock Options

Executive shall be entitled to 200,000 options to acquire shares of the Common Stock of the Company, as follows:

a.                   60,000 incentive stock options under the 2007 Stock Option Plan with normal vesting in accordance with Company’s standard option agreements (5 years, with 20% vesting after one year and the balance monthly thereafter); and,

b.                   140,000 stock options outside of the Company’s existing plan, with normal vesting in accordance with the Company’s standard option agreements (5 years with 20% vesting after one year and the balance monthly thereafter). Such options are to mirror the terms of the 2007 Stock Option Plan, except that the options will be non-qualified stock options (Executive recognizes that the options and shares issued upon exercise are issued pursuant to a private placement exemption from the registration requirements of the Securities Act of 1933 and will constitute restricted securities unless subsequently registered pursuant to the Securities Act of 1933).

The initial exercise price for the options shall be at the fair market value of the Company’s stock at the Start Date.

The Company will use reasonable diligence to register the shares underlying the options granted outside of the Company’s existing plan on Form S-8 on or before the date of exercise of those options, so long as such registration would not require the premature disclosure of any Company information.

The vesting of all options will accelerate immediately prior to a Corporate Transaction (but not a Change in Control unless the Board of Directors elects to allow acceleration on a Change in Control), as defined in the Company’s 2007 Stock Option Plan.

The vested options shall be exercisable for thirty days after termination of Executive’s employment with the Company, or three months in the case of death or disability (as provided in the Company’s 2007 Stock Option Plan), unless termination is for Cause in which case the options will terminate at the time of termination of employment. No additional vesting of options shall occur after Executive’s death, disability, or cessation of employment with the Company for any reason or no reason.

Issuance of the options shall be in accordance with all applicable securities laws and the other terms and conditions of the Company’s 2007 Stock Option Plan and form of the Stock Option Agreement.

8.              POLICIES AND PROCEDURES

The Company shall have the authority to establish from time to time the policies and procedures not inconsistent with this Agreement to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services.

9.              TERMINATION OF EMPLOYMENT

9.1.         For Cause

Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: 1) conviction of a felony, any crime involving moral turpitude, or a misdemeanor where imprisonment is imposed, 2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, 3) improper disclosure of the Company’s confidential or proprietary information, 4) any action by the Executive which has a material detrimental effect on the Company’s reputation or business, 5) Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within thirty days following written notice of such breach,  or repeated breaches of a similar nature even if cured after notice, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, or 10) material misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive’s employment with the Company for cause or lack of financial performance (as defined below), the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid base salary, accrued bonuses, and accrued vacation, to the date of termination thereof, and provide such benefits as Executive is entitled to as a matter of law.

9.2.         Without Cause

The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay, as discussed below, in addition to accrued but unpaid Base Salary, accrued bonuses, and accrued vacation, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company, its officers, directors and employees,  in a form provided by the Company and Executive executes such form within ten days of tender or such longer period as the Company may specify.  Such release need not release (i) rights under directors and officers and insurance policies; (ii) rights to indemnification to Executive under the Company’s certificate of incorporation or bylaws;(iii) vested rights to purchase stock from the Company that are not contingent on the reason for termination of employment; and (iv) rights under this Agreement. No severance payments will be paid until such release is received from Executive and all rescission periods under the release have expired.  The severance payments are the sole rights to payment upon termination.

Severance for termination without cause will be in an amount equal to:

X × (60-Y) ÷ 60.

X is Base Salary

Y is the number of whole months elapsed between the Start Date and the date of termination of employment.

So, for example, if the termination without cause occurred one month after the Start Date the payment would be 59/60th of $210,000 and if it were 25 months after the Start Date the payment would be 35/60th of $210,000.

The severance payments will be paid in equal installments over the twelve month period after termination, with each payment being on the first banking day of the month.  Notwithstanding the prior sentence, if termination is without cause and occurs upon the closing of a Corporate Transaction, as defined in the Company’s 2007 Stock Option Plan, then severance equal to one year’s Base Salary will be paid in one payment within twenty days after the later of the closing of the Corporate Transaction and such release is received from Executive and all rescission periods under the release have expired.

A failure to renew or extend the term of this Agreement is not a termination without cause.

9.3.         Resignation

Upon termination of employment, Executive shall have automatically resigned from the Board of Directors of the Company and any subsidiary or parent, from all employment positions with the Company, a subsidiary or parent, and from each position as a trustee or administrator of any benefit plan of the Company or any subsidiary or parent.  Employee is not entitled to any severance if he resigns from the Company other than upon a resignation for Good Reason (as defined below).

9.4.         Resignation for Good Reason

If the Company has breached a material term of this Agreement and has not cured such breach within thirty (30) days after written notice of the breach from Executive to the Chairman of the Board of Directors and the Chief Financial Officer, then Executive may resign his employment and such resignation will be deemed a resignation for “Good Reason”.  Upon a resignation for Good Reason Executive will be entitled to the payments and benefits he would receive upon a termination by the Company without cause, so long as Executive has complied with the provisions hereof regarding payments and benefits, including delivering the release provided for in Section 9.2, and subject to the right of the Company to terminate payments under Section 9.6.  If Executive does not comply with this Section 9.4 he is only entitled to the payments and benefits he is entitled to if he resigned without Good Reason and Executive has no further claim or right to damages against any person or entity for breach of this Agreement by the Company.

9.5.         Cooperation

After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

9.6.         Compensation After Notice of Termination

After notice of termination has been given by either Company or Executive, as provided in this Article, Executive shall be entitled to receive the compensation provided for in this Agreement until the notice period has expired. It is understood that after the written notice is given by either Company or Executive, Executive shall continue to devote substantially all of the Executive’s time to the Executive’s normal services for the Company during the notice period.

9.7.         Effect of Breach

Without limiting any other rights of the Company, it has no obligation to make any further severance payments if Executive violates Articles 11, 12 or 13.

10.       DISABILITY OF EXECUTIVE

The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than sixty consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation, such benefits as Executive is entitled to as a matter of law, and the other payments described in this Article 10.

10.1.                                        Definitions

For purposes of this Agreement, whenever used in this Article 10:

“Total disability” shall mean that the Executive is unable, mentally or physically, whether it is due to sickness, accident, age or other infirmity, to engage in more than fifty percent (50%) of any aspect of the Executive’s normal duties as set forth in this Agreement.

“Partial disability” shall mean that the Executive is not subject to total disability and is able to engage in more than fifty percent (50%) of every aspect of the Executive’s normal duties as set forth in this Agreement, but that the Executive is unable, mentally or physically, to devote the same amount of time and ability to such services as was devoted prior to the occurrence of such sickness or accident.

10.2.                                        Total Disability

During a single period of total disability of the Executive, the Executive shall be entitled to receive from the Company, the Executive’s Base Salary for the shorter of first three (3) months of disability or until any disability insurance policy available through the Executive’s employment begins to pay benefits. If the single period of disability should continue beyond three (3) months, the Executive shall receive only such amount as the Executive shall be entitled to receive under disability insurance coverage on the Executive, if any.

10.3.                                        Partial Disability

During a period of partial disability of the Executive, the Executive shall receive an amount of compensation computed as follows:

That portion of the Executive’s Base Salary which bears the same ratio to the Executive’s Base Salary as the amount of time which the Executive is able to devote to the usual performance of services on behalf of the Company during such period bears to the total time the Executive devoted to performing such services prior to the commencement date of the single period of partial disability, and

Such amount shall be calculated by multiplying the Executive’s Base Salary by a fraction, the numerator of which shall be the percentage of normal services that the Executive is able to perform and the denominator which shall be the total services that the Executive is able to perform absent the partial disability.

10.4.                                        Combination of Total and Partial Disability

If a single period of disability of the Executive consists of a combination of total disability and partial disability, the maximum total disability compensation to which the Executive shall be entitled from the Company under this disability provision shall not exceed an amount equal to one (1) times the Executive’s Base Salary.

10.5.                                        Broken Periods of Disability

A period of disability may be continuous or broken. If broken into partial periods of disability which are separated by intervening periods of work, there shall be aggregated together all of such successive partial periods of disability except any period prior to the time when any single period of work extends for six months or longer; and such aggregated periods of disability shall be treated as a single period in determining the amount of disability compensation to which Executive shall be entitled under any provision of this Section.

10.6.             Termination Due to Disability

If and when the period of total or partial disability of the Executive totals six months, Executive’s employment with the Company shall automatically terminate. Upon such termination, Executive is entitled to all accrued but unpaid Base Salary, accrued bonuses, and accrued vacation, to the date of termination, and such benefits as the spouse or estate is entitled to as a matter of law.  Notwithstanding the foregoing, if the disabled Executive and the Company agree, the disabled Executive may thereafter be employed by the Company upon such terms as may be mutually agreeable.

10.7.                                        Commencement Date of Disability

The commencement date of a period of disability, whether it is a continuous period or the aggregate of successive partial periods, shall be the first day on which the Executive is disabled.

10.8.                                        Dispute Regarding Existence of Disability

Any dispute regarding the existence, extent or continuance of the disability shall be resolved by the determination of a majority of three (3) competent physicians, one (1) of whom shall be selected by the Company, one (1) of whom shall be selected by the Executive and the third (3rd) of whom shall be selected by the other two (2) physicians so selected.

10.9.                                        Death of Executive

In the event the Executive shall die during the term hereof, the Company shall pay to the Executive’s surviving spouse, or if the Executive shall leave no surviving spouse, then to the Executive’s estate, all accrued but unpaid Base Salary, accrued bonuses, and accrued vacation, to the date of termination thereof, and such benefits as the spouse or estate is entitled to as a matter of law, as well as an amount equal to the payment upon a termination by the Company without cause.

11.       CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENTS

Executive recognizes and acknowledges that all records and information with respect to clients, business associates, vendors, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its employees, officers, directors and shareholders obtained by the Executive during the term of this Agreement and not generally known in the public (the “Confidential Information”) are valuable, special, unique and proprietary assets of the Company. The Executive hereby agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. “Confidential Information” shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, an idea, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company’s business, Company’s Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible “on-line.”  For the avoidance of doubt, Confidential Information does not include the names and addresses of customers or any other information, if the fact the person is a customer or such other information is publically known in the public domain or already known to Executive prior to the signing of this Agreement unless the information was conveyed to Executive by the Company.

Executive agrees that all Intellectual Property (as hereinafter defined) conceived or made by him while he is employed by the Company belongs to the Company. Executive will promptly disclose all Intellectual Property to the other officers of the Company. Executive hereby assigns, and will further assign, Executive’s full right, title and interest to all Intellectual Property and will execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights (including without limitation the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company to assign such Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights to such Intellectual Property. All copyrightable works that Executive creates that constitute Intellectual Property shall be considered “work made for hire.” For purposes of this Agreement, “Intellectual Property” means inventions, innovations, improvements, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment with the Company that relate to any business, venture or activity being conducted or, to Executive’s knowledge, proposed to be conducted by the Company at any time during Executive’s employment with the Company.

Upon request, Executive will return any Company property to the Company.

The term “Company” in this Article includes any subsidiary of the Company.  This Article will survive termination of this Agreement.

12.       EXCLUSIVE EMPLOYMENT; NON-COMPETE

During employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he or she plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within one year after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

Should Executive wish to serve on other boards of directors or have other minor non-company activities, the Executive will supply a list of all such activities, and to update the list quarterly, including the amount of time spent on each. The Company requests that such activities be held to a reasonable minimum.

The term “Company” in this Article includes any subsidiary of the Company.  This Article will survive termination of this Agreement.

If, at the time of enforcement of Articles 12 or 13 of this Agreement, a court or arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. By action of its Board the Company may also unilaterally reduce the duration, type of activity, geographic area, or other scope, of Articles 12 or 13.

13.       HIRING

The Executive agrees that during the Executive’s employment with the Company and for a period of one year following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not attempt to hire any employee or independent contractor of the Company or otherwise encourage or attempt to encourage any other Executive or independent contractor of the Company to leave the Company’s employ.

The term “Company” in this Article includes any subsidiary of the Company.  This Article will survive termination of this Agreement.

14.       ASSIGNMENT AND TRANSFER

Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement may be assumed (but need not be) by any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof. The Company may assign its rights under Articles 12 and 13 of this Agreement in whole or in part to, a person or entity who buys the assets of the Company, a person or entity who buys the business of the Company related to Executive’s line of work with the Company, or a person or entity who buys or is licensed inventions or other proprietary work product with which Executive was involved.  Among other things, this means that Executive could be subject to Article 12 and 13 of this Agreement as to more than one person or entity.

15.       NO INCONSISTENT OBLIGATIONS

Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

16.       INJUNCTIVE RELIEF; ATTORNEYS’ FEES

The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation or arbitration, the prevailing party shall be entitled to reasonable attorneys’ fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

17.       GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles that would result in the application of another law.

18.       AMENDMENT

This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

19.       SEVERABILITY

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

20.       CONSTRUCTION

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

21.       RIGHTS CUMULATIVE; EXCLUSIVE RIGHTS TO PAYMENTS AND BENEFITS

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies. The rights to payments and benefits herein are Executive’s exclusive rights to payment and benefits from the Company in the event of termination of this Agreement or employment except for amounts which the Company is required to pay under applicable law, and payments under insurance policies (if any) which are not duplicative of payments provided for herein.

22.       NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

23.       NOTICES

Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Executive to the Executive’s residence address set forth on the first page of this Agreement or to such other address as may be designated by the Executive.

24.       ASSISTANCE IN LITIGATION

Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its parent, subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation. This Article will survive termination of this Agreement.

25.       ARBITRATION

Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be resolved by arbitration in Boulder or Denver, Colorado, such site to be determined by the Company. Such arbitration shall be conducted by the Judicial Arbiters Group (JAG) in accordance with the rules of the American Arbitration Association for commercial arbitration.  The following provisions will govern the arbitration. (a) one arbitrator shall be chosen; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be binding, final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the confidentiality, return of property, no hire, non-solicitation, and invention assignment provisions. The arbitrator shall not have the right to award punitive damages, consequential damages, or speculative damages to either party, but may award lost profits even if they are consequential damages. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, AND AS TO ANY MATTER FOR WHICH LITIGATION IS PERMITTED HEREUNDER, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND SUBMITS TO THE VENUE AND JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN DENVER AND BOULDER COUNTY COLORADO.

26.       COVENANTS INDEPENDENT

Each restrictive covenant on the part of the Executive set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Company and the Executive may have, fully performed and not executory, and the existence of any claim or cause of action by the Executive against the Company whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant.

27.       INJUNCTIVE AND EQUITABLE RELIEF

Executive and Company recognize and expressly agree that the extent of damages to Company in the event of a breach by Executive of any restrictive covenant set forth herein would be difficult to ascertain, that the irreparable harm arising out of any breach shall be irrefutably presumed, and that the remedy at law for any breach may be inadequate to compensate the Company. Consequently, the Executive agrees that in the event of a breach of any such covenant, in addition to any other relief to which Company may be entitled, Company shall be entitled to enforce the covenant by injunctive or other equitable relief ordered by a court of competent jurisdiction.

28.       INDEMNIFICATION

The Executive hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys’ fees, and all costs and expenses of litigation, arising from or growing out of the Executive’s breach or threatened breach of any representation, warranty or covenant contained herein.

The Company hereby agrees to indemnify and hold Executive harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of his rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys’ fees, and all costs and expenses of litigation, arising from or growing out of the Company’s breach or threatened breach of any representation, warranty or covenant contained herein.

29.       ACKNOWLEDGMENT

The Executive acknowledges that when this Agreement is concluded, the Executive will be able to earn a living without violating the foregoing restrictions and that the Executive’s recognition and representation of this fact is a material inducement to the execution of this Agreement and to Executive’s continued relationship with the Company.

30.       SURVIVAL OF COVENANTS

All restrictive covenants contained in this Agreement shall survive the termination of this Agreement.

31.       REPRESENTATION AND WARRANTY OF EXECUTIVE

The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive’s representation and warranty that Executive is able to perform the work contemplated by this Agreement for the term hereof.

32.       INVALID PROVISION; SEVERABILITY

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

33.       MODIFICATION

No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

34.       409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the parties shall amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed, so long as such amendment does not adversely affect the Company. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).

No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n).

For purposes of Article 9 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

35.       ENTIRE AGREEMENT

This Agreement and the related option agreements contain the entire agreement and supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

IN WITNESS HEREOF, each party to this Agreement has caused it to be executed on December 17, 2013.

EXECUTIVE	COMPANY

/s/Gregory J. Trudel	By:	/s/Patrick W. Pace

Gregory J. Trudel		Patrick W. Pace, Executive Chairman
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